EXHIBIT 99.1
Houston, Texas
3 February 2010

FOR IMMEDIATE RELEASE

EARNINGS-

ATWOOD OCEANICS, INC., Houston-based International Drilling Contractor, announced today that the Company earned net income of $66,984,000 or $1.03 per diluted share, on revenues of $164,243,000 for the quarter ended December 31, 2009 compared to net income of $78,363,000 or $1.22 per diluted share, on revenues of $165,504,000 for the quarter ended December 31, 2008.

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2009	2008

Revenues	$164,243,000	$165,504,000
Income before Income Taxes	81,255,000	91,716,000
Provision for Income Taxes	(14,271,000)	(13,353,000)
Net Income	66,984,000	78,363,000
Earnings per Common Share -
Basic	1.04	1.22
Diluted	1.03	1.22
Weighted Average Shares
Outstanding -
Basic	64,303,000	64,081,000
Diluted	65,023,000	64,332,000